Exhibit 99.01

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Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM’S NSI-189 TRIAL IN MAJOR DEPRESSIVE DISORDER RECEIVES
FDA APPROVAL TO ADVANCE TO PHASE IB

First Neuroregenerative Compound Tested In Depression

ROCKVILLE, Maryland, December, 27, 2011– Neuralstem, Inc. (NYSE Amex: CUR) announced that it has been approved by the Food and Drug Administration to advance to Phase Ib in its ongoing clinical trial to test its novel neuroregenerative compound, NSI-189, for the treatment of major depressive disorder (MDD). Phase Ib will test the safety and tolerability of the drug in depressed patients. NSI-189 is a proprietary new chemical entity discovered by Neuralstem that stimulates new neuron growth in the hippocampus, an area of the brain that is believed to be involved in MDD as well as other diseases and conditions, such as Alzheimer’s disease and post-traumatic stress disorder (PTSD).

“We are pleased to be approved to begin testing NSI-189 in patients who suffer from depression,” said Karl Johe, PhD, Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors. “Loss of hippocampal volume is a known characteristic in depressed patients. NSI-189 stimulates neurogenesis and increases hippocampal volume in healthy adult mice, at the same time reversing behavioral symptoms in mouse depression models, so it could address depression at the source.”

“It is exciting to see a new class of drugs that potentially offers a novel and different approach to this disease moving into patients,” said Maurizio Fava, MD, Slater Family Professor of Psychiatry at Harvard Medical School and Executive Vice Chair of the Department of Psychiatry at Massachusetts General Hospital. Dr. Fava, one of the world's leading researchers in MDD, helped design the Neuralstem trial.

About NSI-189

Neuralstem’s technology enabled the creation of neural stem cell lines from many areas of the human CNS, including the hippocampus.  The hippocampus is a part of the brain involved in memory and the generation of new neurons. It is also implicated in several major neurological and psychiatric diseases. From its hippocampal neural stem cell lines, Neuralstem has created virtually unlimited amounts of mature human neurons and glia in laboratory dishes. These can be used to mimic the natural brain environment in order to test drug effects.

Neuralstem has been engaged in its own drug discovery program with these human hippocampal stem cell lines since 2000. In 2009, Neuralstem was granted U.S. patents on four first-in-class chemical entities that boost the generation of new neurons. NSI-189, the first of these to be in a clinical trial, significantly stimulates the generation of new hippocampal neurons (neurogenesis) in vitro and in animal models, above and beyond the neural stem cells’ innate differentiation.

NSI-189 is the lead compound in Neuralstem’s neuroregenerative small molecule drug platform, which the company plans to develop into orally administered drugs for MDD and other psychiatric disorders, such as Alzheimer’s disease, anxiety, bipolar disorder and post traumatic stress disorder.

NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in-vitro. In healthy normal adult mice, NSI-189 stimulated neurogenesis in the hippocampus and significantly increased its volume, apparently by increasing its synaptic network after 28 days of daily oral administration.  In mouse models of depression, NSI-189 significantly improved behavioral responses associated with depression.  In humans, NSI-189 may reverse the human hippocampal atrophy seen in MDD and other disorders and reverse their symptoms. This program has received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

About the Trial

The NSI-189/MDD trial is a randomized, double-blind, placebo-controlled, multiple-dose escalating trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamic effect of NSI-189 in the treatment of MDD. Phase Ia tested escalating doses of single administration of NSI-189 in healthy patients. Phase Ib will test the safety of escalating doses of NSI-189 for 28 daily administrations in 24 depressed patients. The Phase Ib portion of the trial is expected to take approximately six months to complete.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder (MDD).  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended September 30, 2011.

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